Exhibit 2.1

AMENDMENT NO. 1 TO EQUITY PURCHASE AGREEMENT

This Amendment No. 1 to Equity Purchase Agreement, dated as of June 20, 2012 (this “Amendment”), is entered into by and among Hicks Acquisition Company II, Inc., a Delaware corporation (“Buyer”), HH-HACII, L.P., a Delaware limited partnership (the “Sponsor”), Appleton Papers Inc., a Delaware corporation (“Appleton”), and Paperweight Development Corp., a Wisconsin corporation (“PDC”).

WHEREAS, Buyer, the Sponsor, Appleton and PDC are parties to that certain Equity Purchase Agreement, dated as of May 16, 2012 (the “Equity Purchase Agreement”), and Buyer and PDC are parties to that certain Cross Purchase Agreement, dated as of May 16, 2012 (the “Cross Purchase Agreement” and, together with the Equity Purchase Agreement, the “Purchase Agreements”), and pursuant to the Purchase Agreements, through a series of transactions, Appleton will become a non-wholly-owned subsidiary of Buyer;

WHEREAS, each capitalized term used, but not defined, herein shall have the meaning given to such term in the Equity Purchase Agreement; and

WHEREAS, Buyer, the Sponsor, Appleton and PDC desire to enter into this Amendment to amend the Equity Purchase Agreement to require Buyer to seek the approval of the holders of Public Warrants to amend that certain Warrant Agreement, dated as of October 8, 2010, by and between Buyer and Continental Stock Transfer & Trust Company at the Closing to (A) with respect to the Public Warrants, at the election of each holder of Public Warrants either: (i) adjust the number of shares of Common Stock issuable upon the exercise of a Public Warrant to one-half of one share of Common Stock and pay the holder of such Public Warrant $0.625 in cash; or (ii) adjust the number of shares of Common Stock issuable upon the exercise of a Public Warrant to one-half of one share of Common Stock and, in addition, make such Public Warrant exercisable, in the event the Common Stock achieves a certain stock price target (the “Stock Target”), for the right to purchase 0.0879 shares of Common Stock at an exercise price of $0.0001 and (B) with respect to the 6,666,667 warrants issued to the Sponsor in a private placement simultaneously with the Company’s initial public offering (the “Sponsor Warrants”), adjust the number of shares of Common Stock issuable upon the exercise of a Sponsor Warrant to one-half of one share of Common Stock and, in addition, provide that the holder of each Sponsor Warrant shall be entitled to receive 0.0879 shares of Buyer Common Stock, which shares shall be subject to forfeiture in the event the Common Stock does not achieve the Stock Target (“Sponsor Earn-out Shares”), all pursuant to an Amendment No. 1 to Warrant Agreement, the form of which is attached hereto as Exhibit A (the “Warrant Agreement Amendment”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Equity Purchase Agreement as set forth herein:

1. Amendment of Equity Purchase Agreement.

(a) A generic Schedule that applies to all representations and warranties of Buyer is added to the Agreement as follows:

The Extension Amendment must be approved, adopted and effective for the Business Combination to close at any point following July 13, 2012.

(b) Section 4.1 of the Equity Purchase Agreement is hereby amended to amend and restate the last sentence of Section 4.1 of the Equity Purchase Agreement as follows:

The transactions contemplated by this Agreement constitute a “Business Combination” within the meaning of the Buyer Organizational Documents and there is no obligation under the Buyer Organizational Documents that Buyer liquidate or dissolve prior to July 14, 2012 (or, in the event the Extension Amendment shall have been effected, September 14, 2012) as a result of Buyer’s execution and delivery of this Agreement.

(c) Section 4.2(a) of the Equity Purchase Agreement is hereby amended by adding the words “and the Buyer Warrantholder Approval” to the end of the first sentence of Section 4.2(a) of the Equity Purchase Agreement.

(d) Section 4.2(b) of the Equity Purchase Agreement is hereby amended by adding the words “Except for the vote to adopt the Warrant Agreement Amendment and the transactions contemplated thereby at the Buyer Warrantholder Meeting,” to the beginning of Section 4.2(b) of the Equity Purchase Agreement.

(e) Section 4.4(f) of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

(f) Except as disclosed in Buyer SEC Documents filed prior to the date of this Agreement or Schedule 4.4 and except as contemplated by the Warrant Agreement Amendment, as a result of the consummation of the transactions contemplated by this Agreement, no shares of capital stock, warrants, options or other securities of Buyer are issuable and no rights in connection with any shares, warrants, rights, options or other securities or Buyer accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Section 4.13 of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

(a) As of the date hereof and at the Closing Date, Buyer has and will have no less than $149,250,000 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, in the Trust Account, less: such amounts, if any (i) as Buyer is required to pay to Public Stockholders who elect to redeem their shares for cash in accordance with the provisions of section 9.2 and section 9.3 of Article IX of the Buyer Certificate of Incorporation; (ii) used as payment to purchase Buyer Common Stock from Public Stockholders as permitted by Section 6.4(a)(ii); (iii) as Buyer is required to pay to holders of Buyer Warrants as Cash Consideration; and (iv) to pay Expense Payments.

(b) Effective as of the Closing Date, the obligations of Buyer to dissolve or liquidate within the specified time period contained in the Buyer Certificate of Incorporation will terminate, and effective as of the Closing Date Buyer shall have no obligation, other than as contemplated by this Agreement, to dissolve and liquidate the assets of Buyer by reason of the consummation of the Closing, and following the Closing Date no Public Stockholder or holder of Buyer Warrants shall be entitled to receive any amount from the Trust Account except as contemplated by clauses (i), (ii) or (iii) of Section 4.13(a); provided, in each case, that the Closing Date occurs before July 14, 2012 or, in the event the Extension Amendment shall have been effected, September 14, 2012.

(g) Schedule 6.4 to the Equity Purchase Agreement is hereby amended and restated in its entirety by substituting therefor Schedule A hereto.

(h) Section 6.10(a) of the Equity Purchase Agreement is hereby amended by replacing the first sentence of 6.10(a) of the Equity Purchase Agreement with the following:

As soon as is reasonably practicable after the date of this Agreement, Buyer and the Company shall jointly prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement of Buyer (together with all amendments and supplements thereto, the “Proxy Statement”), for the purpose of (i) soliciting proxies from Buyer’s stockholders for the purpose of obtaining the Buyer Stockholder Approval at the Buyer Stockholder Meeting of its stockholders to be called and held for such purpose and (ii) soliciting proxies from the holders of Buyer Warrants for the purpose of obtaining the Buyer Warrantholder Approval at the Buyer Warrantholder Meeting to be called and held for such purpose.

(i) Section 6.10(c) of the Equity Purchase Agreement is hereby amended by replacing the second sentence thereof with the following:

As soon as practicable following its clearance by the SEC, Buyer shall distribute the Proxy Statement to its stockholders and holders of Buyer Warrants and shall in accordance with its certificate of incorporation, bylaws and the DGCL solicit proxies from its stockholders and holders of Buyer Warrants to vote in favor of all of the proposals contained in the Proxy Statement and shall use reasonable best efforts to obtain the Buyer Stockholder Approval and the Buyer Warrantholder Approval.

(j) Section 6.10 of the Equity Purchase Agreement is hereby further amended by adding a new Section 6.10(e) to the end thereof:

(e) Buyer shall cause the Buyer Warrantholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of the Warrant Agreement Amendment and the transactions contemplated thereby. The board of directors of Buyer shall recommend to the holders of Buyer Warrants their adoption of the Warrant Agreement Amendment and the transactions contemplated thereby and shall include such recommendation in the Proxy Statement.

(k) Section 6.21 of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

6.21 Reservation of Buyer Common Stock. Buyer hereby agrees that at or prior to the Closing there shall be, or Buyer shall cause to be, reserved for issuance and/or delivery, and Buyer shall thereafter maintain a reserve for issuance and/or delivery, such number of shares of Buyer Common Stock as may be (i) issued upon the exchange of the Company Class B Exchangeable Units pursuant to the Exchange and Support Agreement, (ii) issued as Contingency Consideration, (iii) issued as Earn-Out Share Consideration or Sponsor Warrant Earn-Out Shares and (iv) reserved under the Equity Incentive Plan.

(l) Section 6.24 of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

6.24 Other Ancillary Agreements. Each of Buyer, PDC and, as applicable, the Company agree to execute and deliver at the Closing the following: (a) the Exchange and Support Agreement by and among Buyer, the Company and PDC in the form attached hereto as Exhibit D (the “Exchange and Support Agreement”); (b) the Registration Rights Agreement by and among Buyer, PDC and Founder in the form attached hereto as Exhibit E (the “Registration Rights Agreement”); (c) the Company LLC Agreement; and (d) that certain Amendment No. 1 to Warrant Agreement by and between Buyer and Continental Stock Transfer & Trust (the “Warrant Agreement Amendment”).

(m) Section 7.1(c) of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

(c) Approvals. The Buyer Stockholder Approval, the Buyer Warrantholder Approval and the PDC Stockholder Approval shall have been obtained.

(n) Section 7.3(c)(i) of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

(i) the conditions specified in paragraphs (a) and (b) of this Section 7.3 have been satisfied and each of the Buyer Stockholder Approval and the Buyer Warrantholder Approval shall have been obtained.

(o) Section 7.3(f) of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

(f) Other Ancillary Agreements. The Company shall have received the following agreements duly executed by Buyer (and the Founder with respect to the Registration Rights Agreement): (i) the Exchange and Support Agreement; (ii) the Registration Rights Agreement; and (iii) the Warrant Agreement Amendment.

(p) Section 7.3(g) of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

(g) Amount in Trust After Redemptions. After giving effect to the Repurchase Payments and the Redemption Payments (but prior to the Expense Payments and any payments of Cash Consideration), there shall be not less than $82,000,000 in the Trust Account.

(q) Section 9.1(a)(ii) of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

(ii) by Buyer or the Company by giving written notice to the other Person if a Law, injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated by this Agreement and such injunction, restraining order or decree is final and non appealable or is not resolved in Buyer’s and the Company’s favor prior to July 15, 2012 (or, in the event the Extension Amendment shall have been effected, September 15, 2012) (a “Final Order”); provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to have such Law, injunction, order or decree vacated or denied;

(r) Section 9.1(a)(iii) of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

(iii) by Buyer or the Company by giving written notice to the other Person if (A) the Buyer Stockholder Approval shall not have been obtained at the Buyer Stockholder Meeting or (B) the Buyer Warrantholder Approval shall not have been obtained at the Buyer Warrantholder Meeting;

(s) Section 9.1(a)(v) of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

(v) by either the Company or Buyer by giving written notice to the other Person if the Closing shall not have occurred by July 14, 2012 (or, in the event the Extension Amendment shall have been effected, September 14, 2012); provided that the foregoing right to terminate this Agreement under this clause (v) shall not be available to any Person whose failure or inability to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(t) Section 9.2 of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

9.2 Expenses. Except as otherwise contemplated by Section 9.1(c), (a) Buyer shall bear all costs, fees and expenses incurred by it in connection with this

Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred (provided that Expense Payments, Repurchase Payments, Redemption Payments and payments of Cash Consideration may be paid out of the Trust Account), (b) the Companies shall bear all costs, fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred, and (c) PDC shall bear all costs, fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred.

(u) Section 9.14 of the Equity Purchase Agreement is hereby amended by replacing the definition of “Ancillary Agreements” in its entirety with the following:

“Ancillary Agreements” means the Cross Purchase Agreement, the Certificate of Designation, the Equity Incentive Plan, the Company LLC Agreement, the Exchange and Support Agreement, the Registration Rights Agreement, the Tax Receivable Agreement and the Warrant Agreement Amendment.

(v) Section 9.14 of the Equity Purchase Agreement is hereby amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

“Buyer Warrantholder Approval” shall mean the affirmative vote of the Registered Holders (as defined in the Warrant Agreement) of 65% of the Public Warrants in favor of the Warrant Agreement Amendment and the transactions contemplated thereby.

“Buyer Warrantholder Meeting” means a meeting of the holders of Buyer Warrants to be held for the purpose of voting on the adoption of the Warrant Agreement Amendment and the transactions contemplated thereby.

“Cash Consideration” shall have the meaning assigned to such term in the Warrant Agreement, as amended by the Warrant Agreement Amendment.

“Earn-Out Share Consideration” shall have the meaning assigned to such term in the Warrant Agreement, as amended by the Warrant Agreement Amendment.

“Extension Amendment” means an amendment to the Buyer Certificate of Incorporation and the Trust Agreement to extend the deadline by which Buyer must either consummate a Business Combination or wind-up its affairs and liquidate.

“Sponsor Warrant Earn-Out Shares” shall have the meaning assigned to such term in the Warrant Agreement, as amended by the Warrant Agreement Amendment.

“Warrant Agreement” means that that certain Warrant Agreement, dated as of October 8, 2010, by and between Buyer and Continental Stock Transfer & Trust Company, a New York corporation, as the same may be amended or supplemented from time to time, including pursuant to the Warrant Agreement Amendment.

(w) The Equity Purchase Agreement is hereby amended by replacing all references in the Equity Purchase Agreement to “Proxy/Registration Statement” with “Proxy Statement”.

2. Miscellaneous.

(a) Ratification and Confirmation. Except as expressly set forth in this Amendment, the terms, provisions and conditions of the Equity Purchase Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

(b) Amendment Included. This Amendment shall be construed in connection with and as part of the Equity Purchase Agreement. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Equity Purchase Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

(c) Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware. Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of any state or federal court in the State of Delaware in the event any dispute arises out of this Amendment or any of the transactions contemplated by this Amendment; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Amendment or any of the transactions contemplated by this Amendement in any court other than such courts sitting in the State of Delaware.

(d) Binding Effect. This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(e) Entire Agreement. This Amendment (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. Except as set forth in this Amendment, provisions of the Equity Purchase Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

(f) Severability. If any provision of this Amendment or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g) Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

HICKS ACQUISITION COMPANY II, INC.

By:	/S/ ERIC C. NEUMAN
Name:	Eric C. Neuman
Title:	Senior Vice President

HH-HACII, L.P.

By:	HH-HACII GP LLC, its General Partner

	By:	/S/ ERIC C. NEUMAN
	Name:	Eric C. Neuman
Title:

APPLETON PAPERS INC.

By:	/S/ JEFFREY FLETCHER
Name:	Jeffrey Fletcher
Title:	VP Controller

PAPERWEIGHT DEVELOPMENT CORP.

By:	/S/ JEFFREY FLETCHER
Name:	Jeffrey Fletcher
Title:	VP Controller

Signature Page to Amendment No. 1 to Equity Purchase Agreement

EXHIBIT A

WARRANT AGREEMENT AMENDMENT

[Attached]

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment No. 1 to Warrant Agreement, dated as of July             , 2012 (this “Amendment”), is entered into by and between Hicks Acquisition Company II, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of October 8, 2010 (the “Warrant Agreement”);

WHEREAS, the Company consummated its initial public offering on October 14, 2010, pursuant to which the Company issued 15,000,000 units;

WHEREAS, each unit issued in the Company’s initial public offering consisted of one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and one warrant to purchase one share of Common Stock at an exercise price of $12.00 per share (such 15,000,000 warrants, the “Offering Warrants”);

WHEREAS, pursuant to a private placement, simultaneously with the Company’s initial public offering, the Company issued to HH-HACII, L.P., a Delaware limited partnership (the “Sponsor”), 6,666,667 warrants (the “Sponsor Warrants” and, together with the Offering Warrants, the “Warrants”), with each Sponsor Warrant exercisable to purchase one share of Common Stock at an exercise price of $12.00 per share;

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and each capitalized term used, but not defined, herein shall have the meaning given to such term in the Warrant Agreement;

WHEREAS, the Company has entered into that certain Equity Purchase Agreement, dated as of May 16, 2012 (as amended by Amendment No. 1 to Equity Purchase Agreement, dated as of June [__], 2012, the “Equity Purchase Agreement”), with the Sponsor, Appleton Papers Inc., a Delaware corporation (n/k/a Appleton Papers LLC, a Delaware limited liability company) (“Appleton”), and Paperweight Development Corp., a Wisconsin corporation (“PDC”), and that certain Cross Purchase Agreement, dated as of May 16, 2012 (the “Cross Purchase Agreement” and, together with the Equity Purchase Agreement, the “Purchase Agreements”), with PDC, and pursuant to the Purchase Agreements, through a series of transactions, Appleton will become a non-wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the Equity Purchase Agreement, the Company agreed to seek the approval of the holders of its outstanding Warrants to amend the Warrant Agreement to (i) with respect to the Offering Warrants, either, at the election of each holder of Offering Warrants: (a) adjust the number of shares of Common Stock issuable upon the exercise of an Offering Warrant to one-half of one share of Common Stock and pay the holder of such Offering Warrant $0.625 in cash; or (b) adjust the number of shares of Common Stock issuable upon the exercise of an Offering Warrant to one-half of one share of Common Stock and, in addition, make such Offering Warrant exercisable, in the event the Common Stock achieves a certain stock price target, for the right to purchase 0.0879 shares of Common Stock at an exercise price of $0.0001 and (ii) with respect to the Sponsor Warrants, adjust the number of shares of Common Stock issuable upon the exercise of a Sponsor Warrant to one-half of one share of Common Stock and, in addition, provide that the holder of each Sponsor Warrant shall be entitled to receive 0.0879 shares of Common Stock, which shares shall be subject to forfeiture in the event the Common Stock does not achieve the Stock Target (items (i) and (ii), collectively, the “Warrant Proposal”);

WHEREAS, the Registered Holders of 65% of the Offering Warrants have voted in favor of this Amendment and the Warrant Proposal.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein:

1. Amendment of Warrant Agreement.

(a) Section 3.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of the Common Stock stated therein, at the price of $12.00 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement shall mean the price per share at which a full share of the Common Stock may be purchased at the time a Warrant is exercised. In the event a Warrant may be exercised to purchase a fraction of a share of Common Stock, the exercise price to purchase such fractional share shall be equal to the Warrant Price multiplied by a fraction equivalent to the fraction of a share issuable upon exercise of such Warrant. For example, if a Warrant is exercisable to purchase one-half of one share of Common Stock and the Warrant Price is $12.00, such one-half of one share of Common Stock may be purchased by the holder of such Warrant for $6.00. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

(b) Section 4.3 of the Warrant Agreement is hereby amended by replacing the word “Whenever” at the beginning of the first sentence of Section 4.3 with the following:

Except as set forth in subsections 4.4.1 and 4.4.2 (in which case no adjustments shall be made pursuant to this Section 4.3), whenever

(c) Section 4.4 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

4.4 Adjustments in Connection with Equity Purchase Agreement; Replacement of Securities Upon Reorganization, etc.

4.4.1 Adjustments to Offering Warrants. Upon the closing of the transactions contemplated by that certain Equity Purchase Agreement, dated as of May 16, 2012 (the “Equity Purchase Agreement”), by and among the Company, the Sponsor, Appleton Papers Inc. (n/k/a Appleton Papers LLC, a Delaware limited liability company), a Delaware corporation (“Appleton”), and Paperweight Development Corp., a Wisconsin corporation (“PDC”), the Offering Warrants shall be adjusted as set forth in this Section 4.4.1.

(a) Adjustment Options. Upon the closing of the transactions contemplated by the Equity Purchase Agreement, either:

(i) (x) the number of shares of Common Stock issuable upon the exercise of an Offering Warrant shall be adjusted to one-half of one share of Common Stock (such adjustment, the “Per-Warrant Share Adjustment”) and (y) the Registered Holder of such Offering Warrant shall be entitled to receive $0.625 in cash (the “Cash Consideration”; the option described in this subsection 4.4.1(a)(i) to adjust the number of shares of Common Stock issuable upon exercise of an Offering Warrant pursuant to the Per-Warrant Share Adjustment and to receive the Cash Consideration is referred to herein as the “Cash Option”); or

(ii) (x) the number of shares of Common Stock issuable upon the exercise of an Offering Warrant shall be adjusted pursuant to the Per-Warrant Share Adjustment and (y) in addition, such Offering Warrant shall be exercisable, in the event that the Common Stock has a Trading Price (as defined below) of $12.00 or above per share for twenty (20) Trading Days (as defined below) out of thirty (30) consecutive Trading Days on or prior to the fifth anniversary of the closing of the transactions contemplated by the Equity Purchase Agreement (the “Stock Target”), for the right to purchase 0.0879 shares of Common Stock at an exercise price (regardless of the Warrant Price at the time of such exercise) of $0.0001 (the “Earn-Out Share Consideration”; the option described in this subsection 4.4.1(a)(ii) to adjust the number of shares of Common Stock issuable upon exercise of an Offering Warrant pursuant the Per-Warrant Share Adjustment and to receive the Earn-Out Share Consideration is referred to herein as the “Earn-Out Share Option” and, together with the Cash Option, the “Adjustment Options”);

in each case as the holder of such Offering Warrant shall have elected or shall be deemed to have elected (an “Election”) in accordance with subsection 4.4.1(b); provided that, in either case, the Warrant Price shall not be adjusted, pursuant to Section 4.3 or otherwise, in connection with the Per-Warrant Share Adjustment. For the avoidance of doubt, assuming the Warrant Price is $12.00 per share of

Common Stock immediately prior to the Per-Warrant Share Adjustment, the Warrant Price shall remain $12.00 immediately after the Per-Warrant Share Adjustment and, as such, the holder of an Offering Warrant immediately after the Per-Warrant Share Adjustment shall have the right to purchase one-half of one share of Common Stock for $6.00. After giving effect to the Per-Warrant Share Adjustment, the Offering Warrants must be exercised in pairs or, to the extent practicable, other amounts necessary to avoid the necessity of issuing fractional shares of Common Stock. To the extent impracticable to issue whole shares, the provisions of Section 4.6 shall apply. “Trading Day” shall mean any day on which the Common Stock is traded and/or quoted on the Nasdaq Stock Market LLC (“Nasdaq”) or, if Nasdaq is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; and (ii) “Trading Price” shall mean, on any particular Trading Day, (A) if the Common Stock is quoted on Nasdaq or listed or quoted on another principal trading market, the closing or last reported price of a share of Common Stock for such Trading Day on such trading market (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices) or (B) in the event no trading price is established for the Common Stock for a Trading Day, the greater of (x) the last price established for the Common Stock in the most recent preceding Trading Day on which the Common Stock was traded or (y) the last bid for the Common Stock in the most recent preceding Trading Day in which the Common Stock was traded (in each case, as reported by Bloomberg L.P. or a similar organization succeeding to its functions of reporting prices). The Stock Target shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock occurring on or after the date of the closing of the transactions contemplated by the Equity Purchase Agreement and prior to the time any such shares of Common Stock issuable as Earn-Out Share Consideration shall have been issued, if any.

(b) Election Procedures.

(i) The Company will prepare, for use by the holders of the Offering Warrants, a form (the “Form of Election”) pursuant to which each holder of Offering Warrants may make an Election between the Cash Option and the Earn-Out Share Option. In making an Election, each holder of Offering Warrants must elect the same Adjustment Option for all Offering Warrants held by such holder.

(ii) An Election will have been properly made only if a properly completed and signed Form of Election (x) is received by the Company prior to the date and time of the special meeting of warrantholders being held to approve Amendment No. 1 to this

Agreement (such date, the “Election Date” and such meeting, the “Special Meeting”) or (y) is delivered to the Company at the Special Meeting.

(iii) Any Offering Warrant holder may at any time prior to the Election Date change such holder’s Election if the Company receives (x) prior to the Election Date written notice of such change accompanied by a properly completed Form of Election or (y) at the Special Meeting a new, properly completed Form of Election. The Company will have the right in its sole discretion to permit changes in Elections after the Election Date.

(iv) All holders of Offering Warrants that do not make a valid Election for any Adjustment Option shall be deemed to have elected the Cash Option.

(v) The Company will have the right to make rules, not inconsistent with the terms of this Agreement or the Equity Purchase Agreement, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this section and the manner of payment of any Cash Consideration.

(c) Earn-Out Share Option Procedures and Limitations.

(i) For the avoidance of doubt, the holder of each Offering Warrant that is adjusted in accordance with the Earn-Out Share Option set forth in subsection 4.4.1(a)(ii) shall have both (x) the right to exercise such Offering Warrant to purchase one-half of one share of Common Stock at the exercise price determined in accordance with Section 3.1 and (y) in addition, in the event the Stock Target shall have been achieved, the right to exercise such Offering Warrant to purchase 0.0879 shares of Common Stock at an exercise price (regardless of the Warrant Price at the time of such exercise) of $0.0001; such holder may exercise its rights under clause (x) of this sentence prior to the exercise of its rights under clause (y) of this sentence, or vice versa, and such holder need not exercise its rights under clauses (x) and (y) of this sentence simultaneously.

(ii) Notwithstanding anything in this Agreement to the contrary, the number of Offering Warrants with respect to which the holders thereof elect the Earn-Out Share Option (such holders, “Earn-Out Option Electors” and such Offering Warrants, “Earn-Out Option Warrants”) shall not exceed 4,550,626 (the “Earn-Out Warrant Cap”). In the event the number of Earn-Out Option Warrants exceeds the Earn-Out Warrant Cap:

(A) The number of Offering Warrants held by each Earn-Out Option Elector that will be adjusted in accordance with the Earn-Out Share Option set forth in subsection 4.4.1(a)(ii) shall be determined by multiplying the number of Earn-Out Option Warrants covered by such Earn-Out Option Elector’s Form of Election by a fraction, (x) the numerator of which is the Earn-Out Warrant Cap and (y) the denominator of which is the aggregate number of Earn-Out Option Warrants; and

(B) The remaining Offering Warrants held by such Earn-Out Option Elector shall be adjusted in accordance with the Cash Option set forth in subsection 4.4.1(a)(i) as if such Earn-Out Option Elector had Elected the Cash Option in its Form of Election with respect to such remaining Offering Warrants.

(iii) In the event a “Change of Control” (as defined below) of the Company occurs in which the Common Stock is valued in connection with such Change of Control equal to or in excess of $12.00 per share (the “Change of Control Value”) prior to the earlier of (i) the time when all of the shares of Common Stock issuable as Earn-Out Share Consideration have been issued after the achievement of the Stock Target and (ii) the fifth year anniversary of the closing of the transactions contemplated by the Equity Purchase Agreement, the right of the holder of each Offering Warrant that elected the Earn-Out Share Option to purchase 0.0879 shares of Common Stock at an exercise price (regardless of the Warrant Price at the time of such exercise) of $0.0001 shall immediately vest. For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to the Company upon:

(A) the sale, lease, license, distribution, dividend or transfer, in a single transaction or a series of related transactions, of 50% or more of the assets of the Company and any corporation, partnership, joint venture or other legal entity of which the Company (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity (collectively, “Subsidiaries”), taken as a whole;

(B) a merger, consolidation or other business combination of the Company (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of the Company’s consolidated business at that time) or any successor or other entity holding all or substantially all of the assets of the

Company and its Subsidiaries that results in the stockholders of the Company (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all of the assets of the Company and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than 50% of the voting power of the Company (or such Subsidiary or Subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions;

(C) a transaction or series of related transactions in which a majority of the board of directors or equivalent governing body of the Company (or any successor or other entity holding all or substantially all of the assets thereof and its subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were neither members of the board of directors nor nominated by the board of directors or a committee of the board of directors or equivalent governing body of the Company (or such successor or other entity) immediately prior to such transaction; or

(D) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of the closing of the Transactions contemplated by the Equity Purchase Agreement) shall obtain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of the Company representing more than 50% of the voting power of the capital stock of the Company entitled to vote for the election of directors of the Company.

4.4.2 Adjustments to Sponsor Warrants.

(a) Sponsor Warrant Adjustment. Upon the closing of the transactions contemplated by the Equity Purchase Agreement, the Sponsor Warrants shall be adjusted as follows: (x) the number of shares of Common Stock issuable upon the exercise of a Sponsor Warrant shall be adjusted pursuant to the Per-Warrant Share Adjustment and (y) in addition, each Sponsor Warrant shall entitle the holder thereof to receive 0.0879 shares of Common Stock (the “Sponsor Warrant Earn-Out Shares”), which shares shall be returned to the Company for cancellation, at no cost, in the event that the Stock Target is not achieved (such adjustment, the “Sponsor Warrant Adjustment”); provided that the Warrant Price shall not be adjusted, pursuant to Section 4.3 or otherwise, in connection with the Per-Warrant Share Adjustment. For the avoidance of doubt, assuming the Warrant Price is $12.00 per share of Common Stock immediately prior to the Per-Warrant Share Adjustment, the Warrant Price shall remain $12.00 immediately after the Per-Warrant Share Adjustment and, as such, the holder of a

Sponsor Warrant immediately after the Per-Warrant Share Adjustment shall have the right to purchase one-half of one share of Common Stock for $6.00. After giving effect to the Per-Warrant Share Adjustment, the Sponsor Warrants must be exercised in pairs or, to the extent practicable, other amounts necessary to avoid the necessity of issuing fractional shares of Common Stock. To the extent impracticable to issue whole shares, the provision of Section 4.6 shall apply. The Stock Target shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock occurring on or after the date of the closing of the transactions contemplated by the Equity Purchase Agreement.

(b) Change of Control. In the event a Change of Control of the Company occurs in which the Change of Control Value is equal to or in excess of $12.00 per share prior to the earlier of (i) the time when all of the Sponsor Warrant Earn-Out Shares have ceased to be subject to forfeiture following the achievement of the Stock Target and (ii) the fifth year anniversary of the closing of the transactions contemplated by the Equity Purchase Agreement, the Sponsor Warrant Earn-Out Shares shall cease to be subject to forfeiture pursuant to subsection 4.4.2(a).

4.4.3 Replacement of Securities Upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of the Common Stock (other than a change under subsections 4.1.1 or 4.1.2, Section 4.2 or subsections 4.4.1 or 4.4.2 hereof or that solely affects the par value of such shares of the Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of the Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of the Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further, however, that if more than 30% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the Warrant Price shall be reduced by an amount (in dollars) equal to the quotient of (x) $18 (subject to adjustment in accordance with Section 6.1 hereof) minus the Per Share Consideration (as defined below) (but in no event, less than zero), and (y): if the applicable event is announced on or prior to the third anniversary of the closing date of the initial Business Combination, 2; if the applicable event is announced after the third anniversary of the closing date of the initial Business Combination and on or prior to the fourth anniversary of the closing date of the initial Business Combination, 2.5; if the applicable event is announced after the fourth anniversary of the closing date of the initial Business Combination and on or prior to the Expiration Date, 3. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of the Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of the Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4.3. The provisions of this Section 4.4.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(d) Section 4.6 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

4.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, in lieu of such fractional share interests, pay to such holder an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder would otherwise be entitled by (y) the Trading Price on the exercise date.

2. Miscellaneous.

(a) Ratification and Confirmation. Except as expressly set forth in this Amendment, the terms, provisions and conditions of the Warrant Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

(b) Amendment Included. This Amendment shall be construed in connection with and as part of the Warrant Agreement and the Warrants. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Warrant Agreement and the Warrants without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

(c) Governing Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

(d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

(e) Entire Agreement. This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Warrant Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

(f) Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(g) Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

HICKS ACQUISITION COMPANY II, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

REGISTERED HOLDERS:

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By:
Name:
Title:

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By:
Name:
Title:

Signature Page to Amendment No. 1 to Warrant Agreement